As filed with the Securities and Exchange Commission on May 9, 1997


                         Registration No. 333-

                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                          -------------------

                                FORM S-8
                         REGISTRATION STATEMENT
                                 Under
                       The Securities Act of 1933

                          --------------------

                      QUAKER CHEMICAL CORPORATION
           (Exact name of issuer as specified in its charter)


         Pennsylvania                                 23-0993790
-------------------------------         -------------------------------------
(State or other jurisdiction of         (I.R.S. Employer Identification  No.)
 incorporation or organization)



                      QUAKER CHEMICAL CORPORATION
                          Elm and Lee Streets
                         Conshohocken, PA 19428
                             (610) 832-4000
     -------------------------------------------------------------
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)




       QUAKER CHEMICAL CORPORATION DIRECTOR STOCK OWNERSHIP PLAN
       ---------------------------------------------------------
                        (Full title of the plan)



                        Karl H. Spaeth, Esquire
                          Corporate Secretary
                      Quaker Chemical Corporation
                          Elm and Lee Streets
                         Conshohocken, PA 19428
                             (610) 832-4000
       ---------------------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                Copy to:
                         Ramon R. Obod, Esquire
                Fox, Rothschild, O'Brien & Frankel, LLP
                           2000 Market Street
                               10th Floor
                         Philadelphia, PA 19103



                    CALCULATION OF REGISTRATION FEE

              |               | Proposed     | Proposed     |
Title of      |               | Maximum      | Maximum      |
securities    | Amount        | offering     | aggregate    | Amount of
to be         | to be         | price per    | offering     | registration
registered    | registered    | share        | price        | fee
--------------|---------------|--------------|--------------|-------------
Common        |               |              |              |
Stock         | 50,000        |              |              |
$1 par value  | shares        | $16.75 (1)   | $837,500     | $254


(1) Estimated solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price has been computed in accordance with Rule 457(c) based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on May 7, 1997.

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents previously filed with the Commission are incorporated by reference in this Registration Statement:

        (a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1996.

        (b) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the SEC on August 2, 1996.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. DESCRIPTION OF SECURITIES.

        Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Sections 1741 through 1750 of Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, (the "PBCL") contain, among other things, provisions for mandatory and discretionary indemnification of a corporation's directors, officers, and other personnel.

        Under Section 1741, unless otherwise limited by its by-laws, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) to which any of them is a party or threatened to be made a party by reason of his being a representative, director, or officer of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporate for profit or not-for-profit, partnership, joint venture, trust, or other enterprise if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

        Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 with respect to any claim, issue or matter as to which a director or officer has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a director or officer is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

        Section 1743 provides that indemnification against expenses is mandatory to the extent that the director or officer has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Sections 1741 or 1742.

        Section 1744 provides that unless ordered by a court, any indemnification under Sections 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of directors and officers is proper because the director or officer met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or, if obtainable, and a majority of disinterested directors so directs, by independent legal counsel or by the shareholders.

        Section 1745 provides that expenses incurred by a director or officer in defending any action or proceeding referred to in the Subchapter may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

        Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by the Subchapter shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

        Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director whether or not the corporation would have the power to indemnify him against the liability under the Subchapter of the PBCL.

        Sections 1748 and 1749 apply to the indemnification and advancement of expenses contained in the Subchapter to successor corporations resulting from consolidation, merger, or division and to service as a representative of such corporations or of employee benefit plans.

        Section 1750 provides that the indemnification and advancement of expenses granted pursuant to the Subchapter, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representatives of that person.

        Section 7.1 of the Company's By-Laws contains provisions allowing for indemnification of directors and officers to the extent permitted under Subchapter D of Chapter 17 of the PBCL.


Item 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

Item 8. EXHIBITS

        The following exhibits are filed herewith or incorporated by reference.

        4-1   Articles of Incorporation--Incorporated by reference to
              Exhibit 3(a) to Form 10-K as filed by the Company for the year ended December 31, 1996.

        4-2   By-Laws--Incorporated by reference to Exhibit 3(b) to Form
              10-Q as filed by the Company for the quarter ended June 30, 1993.

        4-3 Shareholder Rights Plan--Incorporated by reference to Form 8-K as filed by the Company on February 20, 1990.

        5-1   Opinion of Fox, Rothschild, O'Brien & Frankel, LLP.

        23-1  Consent of Price Waterhouse LLP.

        23-2  Consent of Fox, Rothschild, O'Brien & Frankel, LLP.
              (See Exhibit 5-1)

        99-1  Quaker Chemical Corporation Director Stock Ownership Plan.


Item 9. UNDERTAKINGS.

        (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Conshohocken, Commonwealth of Pennsylvania, on the 7th day of May, 1997.


                                   QUAKER CHEMICAL CORPORATION


                                   By: /S/RONALD J. NAPLES
                                       -----------------------------
                                          Ronald J. Naples
                                          President, Chief Executive
                                          Officer and Director




                           POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald J. Naples and Thomas F. Kirk, or each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to be done in an about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                      Title                          Date
---------                      -----                          ----
/S/RONALD J. NAPLES
--------------------------
   Ronald J. Naples            President, Chief Executive     May 7, 1997
                               Officer and a Director


/S/THOMAS F. KIRK
--------------------------
   Thomas F. Kirk              Vice President and Chief       May 7, 1997
                               Financial Officer


/S/PETER A. BENOLIEL
--------------------------
   Peter A. Benoliel           Director                       May 7, 1997




--------------------------
   Joseph B. Anderson, Jr.     Director                       May _, 1997



/S/PATRICIA C. BARRON
--------------------------
   Patricia C. Barron          Director                       May 7, 1997

/S/WILLIAM L. BATCHELOR
--------------------------
   William L. Batchelor        Director                       May 7, 1997



/S/LENNOX K. BLACK
--------------------------
   Lennox K. Black             Director                       May 7, 1997



/S/DONALD R. CALDWELL
--------------------------
   Donald R. Caldwell          Director                       May 7, 1997



/S/ROBERT E. CHAPPELL
--------------------------
   Robert E. Chappell          Director                       May 7, 1997



/S/EDWIN J. DELATTRE
--------------------------
   Edwin J. Delattre           Director                       May 7, 1997



/S/ROBERT P. HAUPTFUHRER
--------------------------
   Robert P. Hauptfuhrer       Director                       May 7, 1997



/S/ROBERT H. ROCK
--------------------------
   Robert H. Rock              Director                       May 7, 1997

                             EXHIBIT INDEX


Exhibit
Number
-------
 4-1 Articles of Incorporation--Incorporated by reference to Exhibit 3(a) to Form 10-K as filed by the Company for the year ended December 31, 1996.

 4-2 By-Laws--Incorporated by reference to Exhibit 3(b) to Form 10-Q as filed by the Company for the quarter ended June
          30, 1993.

 4-3      Shareholder Rights Plan--Incorporated by reference to
          Form 8-K as filed by the Company on February 20, 1990.

 5-1      Opinion of Fox, Rothschild, O'Brien & Frankel, LLP.

23-1      Consent of Price Waterhouse LLP.

23-2      Consent of Fox, Rothschild, O'Brien & Frankel, LLP.
          (See Exhibit 5-1)